Information Analysis Incorporated	2005 Report on Form 10-KSB

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Form SB-2 No. 333-95775, dated September 4, 2000 and Registration Statements (Form S-8 No. 33-26249 and No. 33-305136) pertaining to the 1986 Stock Option Plan and 1996 Stock Option Plan of Information Analysis Incorporated and in the related prospectus’ of our report dated March 9, 2006 with respect to the 2005 consolidated financial statements of Information Analysis Incorporated included in this Annual Report (Form 10-KSB).

/s/ Reznick Group, P.C.
Vienna, Virginia
March 29, 2006